Exhibit 99-A

Cautionary Statements for Purposes of the “Safe Harbor”

Provisions of the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for “forward-looking statements” to encourage companies to provide prospective information, so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statement(s). Tech Data Corporation (the “Company” or “Tech Data”) desires to take advantage of the safe harbor provisions of the Act.

Except for historical information, the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, to which this exhibit is appended, Annual Reports on Form 10-K, other quarterly reports on Form 10-Q, the Company’s current reports on Form
8-K, periodic press releases, as well as other public documents and statements, may contain forward-looking statements within the meaning of the Act.

In addition, representatives of the Company, from time to time, participate in speeches and calls with market analysts, conferences with investors and potential investors in the Company’s securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking within the meaning of the Act. The Company’s policies are in compliance with Regulation FD.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the Company and/or the information technology logistics industry as a whole. Specific risk factors may also be communicated at the time forward-looking statements are made. The following additional factors could affect the Company’s actual results and cause such results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company.

Competition

The Company operates in a highly competitive environment, both in the United States and internationally. The computer wholesale distribution industry is characterized by intense competition, based primarily on product availability, credit availability, price, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and pre-sale and post-sale training, service and support. Weakness in demand in the market intensifies the competitive environment in which the Company operates. The Company competes with a variety of regional, national and international wholesale distributors, some of which have greater financial resources than the Company. The Company also faces competition from companies entering or expanding into the logistics and product fulfillment and e-commerce supply chain services market.

Narrow Profit Margins

As a result of intense price competition in the industry, the Company has narrow gross profit and operating profit margins. These narrow margins magnify the impact on operating results of variations in sales and operating costs. Future gross profit and operating margins may be adversely affected by changes in product mix, vendor pricing actions and competitive and economic pressures. In addition, failure to attract new sources of business from expansion of products or services or entry into new markets may adversely affect future gross profit and operating margins.

Risk of Declines in Inventory Value

The Company is subject to the risk that the value of its inventory will decline as a result of price reductions by vendors or technological obsolescence. It is the policy of most of the Company’s vendors to protect distributors that purchase directly from such vendors, from the loss in value of inventory due to technological change or the vendors’ price reductions. Some vendors, however, may be unwilling or unable to pay the Company for price protection claims or products returned to them under purchase agreements. Moreover, industry practices are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices to protect distributors will continue, that unforeseen new product developments will not adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories.

Dependence on Information Systems

The Company is highly dependent upon its internal computer and telecommunication systems to operate its business. There can be no assurance that the Company’s information systems will not fail or experience disruptions (such as due to deliberate attempts to attack the Company’s system infrastructure), that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, that the Company will be able to convert to new systems efficiently, that the Company will be able to integrate new programs effectively with its existing programs, or that the information systems of acquired companies will be sufficient to meet the Company’s standards or can be successfully converted into an acceptable information system on a timely and cost-effective basis. Any of such problems could have an adverse effect on the Company’s business.

The Company has continued to upgrade its computer system used for operations in virtually all of its EMEA subsidiaries. The upgrade to mySAP™Business Suite is expected to be substantially completed by the end of fiscal 2006. Certain implementation activities will require higher than typical expenses for various country operations during the upgrade installation phase. While the Company’s phased and careful approach to the implementation has led to successful conversions with limited disruption to business operations to date, no assurance can be given that the remaining upgrades and conversions will not cause disruption of the Company’s business.

Customer Credit Exposure

The Company sells its products to a large customer base of value-added resellers, corporate resellers, retailers and direct marketers. The Company finances a significant portion of such sales. As a result, the Company’s business could be adversely affected in the event of the deterioration of the financial condition of its customers, resulting in the customers’ inability to repay the Company. This risk may increase if there is a general economic downturn affecting a large number of the Company’s customers and in the event the Company’s customers do not adequately manage their business or properly disclose their financial condition.

Liquidity and Capital Resources

The Company’s business requires substantial capital to operate and to finance accounts receivable and product inventory that are not financed by trade creditors. The Company has historically relied upon cash generated from operations, bank credit lines, trade credit from its vendors, proceeds from public offerings of its Common Stock and proceeds from debt offerings to satisfy its capital needs and finance growth. The Company utilizes financing strategies such as receivables securitization, leases, convertible subordinated debentures and revolving credit facilities. As the financial markets change and new regulations come into effect, the cost of acquiring financing and the methods of financing may change. Changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working needs. The Company will continue to need additional financing, including debt financing. The inability to obtain such sources of capital could have an adverse effect on the Company’s business. The Company’s credit facilities contain various financial covenants that may limit the Company’s ability to borrow.

Fluctuations in Interest Rates

The Company utilizes financing strategies such as receivables securitization, leases, convertible subordinated debentures and revolving credit facilities. Many of these financing strategies involve variable rate debt, thus exposing us to risk of fluctuations in interest rates. Such fluctuations in interest rates could have an adverse effect on the Company’s business.

Acquisitions

As part of its growth strategy, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company regularly evaluates potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and uncertainties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, the possible requirement to upgrade the acquired companies’ management information systems to the Company’s standards, potential adverse short-term effects on the Company’s operating results and the amortization or impairment of any acquired intangible assets. The Company acquired

mySAP™    Business Suite is a registered trademark of SAP AG in Germany and in other countries.

Azlan Group PLC (“Azlan”) effective March 31, 2003, and is in the process of implementing its integration strategy for this acquisition. Azlan has numerous locations in a number of European countries where the Company has existing operations.

Foreign Currency Exchange Risks; Exposure to Foreign Markets

The Company conducts business in countries outside of the United States, which exposes the Company to fluctuations in foreign currency exchange rates. The Company may enter into short-term forward exchange or option contracts to hedge this risk; nevertheless, fluctuations in foreign currency exchange rates could have an adverse effect on the Company’s business. In particular, the value of the Company’s equity investment in foreign countries may fluctuate based upon changes in foreign currency exchange rates. These fluctuations, which are carried in a cumulative translation adjustment account, may result in losses in the event a foreign subsidiary is sold or closed at a time when the foreign currency is weaker than when the Company initially invested in the country.

The Company’s international operations are subject to other risks such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, changes in the interpretation and enforcement of laws (in particular related to items such as duty and taxation), difficulties in collecting accounts receivable, longer collection periods and the impact of local economic conditions and practices. There can be no assurance that these and other factors will not have an adverse effect on the Company’s business.

Potential Asset Impairments Resulting from Declines in Operating Performance

The Company assesses potential impairments to long-lived assets, including property and equipment, certain deferred tax assets, certain intangible assets and other long-lived assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. The Company assesses potential impairments to indefinite-lived intangible assets, including goodwill and deferred tax assets, at least annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The Company’s operations in the EMEA region have been considerably more challenging as Europe has begun experiencing a weaker macroeconomic environment and slowing IT demand. As a result, the Company has launched a formal restructuring program for the EMEA region. Should the operating performance in EMEA not improve, the Company may be required to recognize an impairment charge related to its long-lived and/or indefinite-lived assets. A significant impairment loss could have a material adverse effect on the Company’s operating results for the period during which the impairment is recorded.

Changes in Income Tax and Other Regulatory Legislation

The Company operates in compliance with applicable laws and regulations. Where new legislation is enacted with minimal advance notice, or interpretations or new applications of existing law are made, the Company may need to implement changes in its policies or structure. As an example, the Company is currently responding to the corporate and accounting reforms enacted recently by the legislature, the Securities and Exchange Commission (“SEC”), and the stock exchanges.

In addition, recent legislation requires all member states of the European Union to adopt the European Directive 2002/96/EU regarding Waste in Electrical and Electronic Equipment (“WEEE Directive”) into national law. The manner and timing of adoption of these laws may impact the Company as it remains unclear to what extent the Company will be deemed a producer subject to compliance with these regulations and the financial costs and guarantees required thereby.

The Company makes plans for its structure and operations based upon existing laws and anticipated future changes in the law. The Company is susceptible to unanticipated changes in legislation, especially relating to income and other taxes, import/export laws, hazardous materials and electronic waste recovery legislation, and other laws related to trade, accounting, and business activities. Such changes in legislation, both domestic and international, may have a significant adverse effect on the Company’s business.

Changes in Accounting Rules

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or a new interpretation of an existing policy could have a significant effect on our reported results and may affect our reporting of transactions before a change is announced.

Product Supply

The Company is dependent upon the supply of products available from its vendors. The industry is characterized by periods of severe product shortages due to vendors’ difficulty in projecting demand for certain products distributed by the Company. When such product shortages occur, the Company typically receives an allocation of product from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company’s customer orders on a timely basis. Failure to obtain adequate product supplies, if available to competitors, could have an adverse effect on the Company’s business.

Dependence on Independent Shipping Companies

The Company relies on arrangements with independent shipping companies, such as Federal Express and United Parcel Service, for the delivery of its products from vendors and to customers. The failure or inability of these shipping companies to deliver products, or the unavailability of their shipping services, even temporarily, could have a material adverse effect on the Company’s business. The Company may also be adversely affected by an increase in freight surcharges due to rising fuel costs and added security. There can be no assurance that Tech Data will be able to pass along the full effect of an increase in these surcharges to its customers.

Vendor Relations

The Company relies on various rebates, cash discounts, and cooperative marketing programs offered by its vendors to support expenses associated with distributing and marketing the vendors’ products. Currently, the rebates and purchase discounts offered by vendors are influenced by sales volumes and percentage increases in sales, and are subject to changes by the vendors. Additionally, certain of the Company’s vendors subsidize floor plan financing arrangements. A reduction by the Company’s vendors in any of these programs, or a significant change in their offerings, could have an adverse effect on the Company’s business.

The Company receives a significant percentage of revenues from products it purchases from relatively few manufacturers. Each manufacturer may make rapid, significant and adverse changes in their sales terms and conditions, or may merge with or acquire other significant manufacturers. The Company’s gross margins could be materially and negatively impacted if the Company is unable to pass through the impact of these changes to the Company’s reseller customers or cannot develop systems to manage ongoing supplier programs. In addition, the Company’s standard vendor distribution agreement permits termination without cause by either party upon 30 days notice. The loss of a relationship with any of the Company’s key vendors, a change in their strategy (such as increasing direct sales); the merging of significant manufacturers, or significant changes in terms on their products may adversely affect the Company’s business.

Exposure to Natural Disasters, War, and Terrorism

The Company’s headquarter facilities, some of its logistics centers as well as certain vendors and customers are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, or earthquakes. In addition, demand for the Company’s services is concentrated in major metropolitan areas. Adverse weather conditions, major electrical failures or other natural disasters in these major metropolitan areas may disrupt the Company’s business. The Company’s business could be adversely affected should its ability to distribute products be impacted by such an event.

The Company operates in multiple geographic markets, several of which may be susceptible to acts of war and terrorism. The Company’s business could be adversely affected should its ability to distribute products be impacted by such events.

The Company and many of its suppliers receive parts and product from Asia and operate in many parts of the world that may be susceptible to disease or epidemic that may result in disruption in the ability to receive or deliver products or other disruptions in operations.

Labor Strikes

The Company’s labor force is currently non-union with the exception of employees of certain European subsidiaries, which are subject to collective bargaining or similar arrangements. Additionally, the Company does business in certain foreign countries where labor disruption is more common than is experienced in the United States. Some of the freight carriers used by the Company are unionized. A labor strike by a group of the Company’s employees, one of the Company’s freight carriers, one of its vendors, a general strike by civil service employees, or a governmental shutdown could have an adverse effect on the Company’s business. Many of the products the Company sells are manufactured in countries other than the countries in which the Company’s logistics centers are located. The inability to receive products into the logistics centers because of government action or labor disputes at critical ports of entry may have a material adverse effect on the results of operations of the Company’s business.

Volatility of Common Stock Price

Because of the foregoing factors, as well as other variables affecting the Company’s operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. In addition, the Company’s participation in a highly dynamic industry often results in significant volatility of the common stock price. Some of the factors that may affect the market price of the common stock, in addition to those discussed above, are changes in investment recommendations by securities analysts, changes in market valuations of competitors and key vendors, and fluctuations in the stock market price and volume of traded shares generally, but particularly in the technology sector.